Exhibit 99.1

POWRtec International Corp. Announces new Chief Financial Officer

Sunnyvale, California, August 3, 2011 - POWRtec (OTCBB: POWT), an innovative California-based energy monitoring company, is pleased to announce that Mr. Simon Westbrook has been appointed as its new Chief Financial Officer.

Mr. Westbrook brings many years of experience with him as CFO and Consultant to a number of publicly traded micro- and small capitalization companies in Silicon Valley. Simon Westbrook will take over the company's CFO and Chief Accounting Officer posts immediately, replacing Len Wood, who is pursuing other interests.

“Mr. Westbrook has an abundance of experience, and on both personal and professional levels he is a perfect match for POWRtec,” Grant Jasmin, CEO of POWRtec said, “His skills are a valuable addition to POWRtec’s management team.”

“I am very exited to be working with POWRtec,” Simon Westbrook stated, “My strongest competences lie within conducting sound and efficient economics for technology companies. I am confident that we in collaboration can take POWRtec to new levels.”

About Simon Westbrook

Mr. Westbrook is highly specialized in providing CFO services to early stage companies. He has served as CFO of numerous successful Silicon Valley-based technology companies, and has held a number of senior financial positions at Creative Technology and Atari to mention a few. Mr. Westbrook is a Chartered Accountant and holds a Master Degree in Economics from Trinity College, Cambridge in the United Kingdom.

About POWRtec

POWRtec is a dynamic and unique energy monitoring company with the potential to dominate the smart meter industry with its innovative intelligent smart meters. POWRtec’s meters are network-enabled and can be built to utilize virtually any communications protocol. This empowers the intelligent smart meters to directly control network enabled, power-draining devices by switching them on and off in accordance with the desired energy output, resulting in more efficient use of resources, smaller energy bills and enormous benefits to the environment. POWRtec’s products can directly reduce the amount of energy waste and make a meaningful difference to the environment.

Disclaimer – Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

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For more information about POWRtec, visit www.powrtec.com or contact Morning Star Communications at 1-888-620-4440 or powrtec@mscorpcommunications.com.